EXHIBIT 99.1

For Immediate Release
July 26, 2012

 PENINSULA GAMING REPORTS RESULTS FOR THE SECOND QUARTER AND SIX MONTHS
ENDED JUNE 30, 2012

Dubuque, IA – July 26, 2012 – Peninsula Gaming, LLC (the "Company") today announced financial results for the second quarter and six months ended June 30, 2012.  The Company is the parent of (i) Diamond Jo, LLC ("DJL"), which owns and operates the Diamond Jo Casino in Dubuque, Iowa, (ii) Diamond Jo Worth, LLC ("DJW"), which owns and operates the Diamond Jo Casino in Worth County, Iowa, (iii) The Old Evangeline Downs, L.L.C. ("EVD"), which owns and operates the Evangeline Downs Racetrack and Casino in Opelousas, Louisiana and four off-track betting parlors in Louisiana, (iv) Belle of Orleans, L.L.C. (“ABC”), which owns and operates the Amelia Belle Casino in Amelia, Louisiana, and (v) Kansas Star Casino, LLC ("KSC"), which owns the assets of the Kansas Star Casino, Hotel and Event Center in Mulvane, Kansas (excluding lottery gaming equipment, which is owned by the State of Kansas) and manages the lottery gaming operations on behalf of the State of Kansas ("Kansas Star"), which opened its interim facility on December 20, 2011.

Second Quarter 2012 Highlights

•	Total net revenue increases 58% to $133.1 million

•	Kansas Star operations continue to be strong with net revenue of $45.3 million and Adjusted EBITDA of $23.0 million in its second full quarter of operations

•	Consolidated Adjusted EBITDA increases 94% to $49.5 million

•	Same-store net revenue and Property Adjusted EBITDA both improve 4% to $87.8 million and $29.0 million, respectively

“The continued revenue and EBITDA growth at Peninsula Gaming’s Iowa and Louisiana properties are positive and the attractive returns on invested capital at Kansas Star during the second full quarter of our interim casino operation are encouraging,” said Brent Stevens, Chief Executive Officer of the Company. “As we prepare for Kansas Star’s transition into its permanent building with additional gaming positions and amenities, the construction of the new casino and its adjoining hotel is on pace to open by January 2013 as originally planned.”

Merger Agreement

On May 16, 2012, Peninsula Gaming Partners, LLC (“PGP”), the parent of the Company, and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Boyd Gaming Corporation (“Boyd”), Boyd Acquisition II, LLC, a newly formed indirect wholly-owned subsidiary of Boyd (“Holdco”), and Boyd Acquisition Sub, LLC, a newly formed direct wholly-owned subsidiary of Holdco (“Merger Sub”).  The Merger Agreement provides, among other things, that upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company surviving as a direct wholly-owned subsidiary of Holdco (the “Merger”).  Following the Merger, the Company will be an indirect wholly-owned subsidiary of Boyd.

Upon the terms and subject to the conditions of the Merger Agreement, which has been approved and adopted by each of the board of managers of PGP and the board of directors of Boyd, Boyd will acquire the Company for approximately $1.45 billion, net of certain expenses and adjustments, which will consist of (i) cash, (ii) the refinancing of the Company’s existing indebtedness and (iii) a promissory note issued by Holdco to PGP in a principal amount of approximately $144 million, which amount is subject to adjustment based on the Company’s outstanding debt, cash, working capital, certain assets, liabilities and costs, and transaction expenses at the closing of the Merger, as well as any indemnification claims in accordance with the terms of the Merger Agreement. In addition, Holdco is obligated to make an additional payment to PGP in 2016 if KSC’s EBITDA, as defined in the Merger Agreement, for 2015 exceeds $105 million.  The additional payment would be in an amount equal to 7.5 times the amount by which KSC’s 2015 EBITDA exceeds $105 million.

The Merger Agreement contains certain termination rights for both PGP and Boyd and further provides that, in connection with the termination of the Merger Agreement under specified circumstances, Boyd may be required to pay PGP a termination fee of up to $45 million.

The completion of the Merger is subject to various conditions, including, among others, (i) obtaining approval of certain gaming regulators, and (ii) the termination or expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).  On June 4, 2012 the Federal Trade Commission granted early termination of the applicable waiting periods under the HSR Act.

Subject to the satisfaction or waiver of conditions in the Merger Agreement, the transaction is expected to close by the end of 2012.

Operating Results

($ in thousands)
	Three months ended June 30,			Six months ended June 30,
	2012	2011	% change	2012	2011	% change
Total net revenues	$133,124	$84,494	57.6%	$267,930	$164,896	62.5%

Consolidated Adjusted EBITDA (1)	$49,529	$25,542	93.9%	$102,624	$50,573	102.9%

Income from operations	$34,689	$14,870	133.3%	$74,950	$30,760	143.7%

Net income (loss)	$17,251	$(2,097)	NM	$39,634	$(2,226)	NM

($ in thousands)	Net Revenues by property			Net Revenues by property
	Three months ended June 30,			Six months ended June 30,
	2012	2011	% change	2012	2011	% change
Diamond Jo Dubuque	$17,523	$17,233	1.7%	$35,151	$33,992	3.4%

Diamond Jo Worth	$25,145	$24,495	2.7%	$49,086	$46,080	6.5%

Evangeline Downs	$32,047	$31,435	1.9%	$62,139	$60,052	3.5%

Amelia Belle	$13,133	$11,331	15.9%	$26,011	$24,772	5.0%

Kansas Star	$45,276	$-	NM	$95,543	$-	NM

Total	$133,124	$84,494	57.6%	$267,930	$164,896	62.5%

($ in thousands)	Adjusted EBITDA(1) by property				Adjusted EBITDA(1) by property
	Three months ended June 30,				Six months ended June 30,
	2012	2011	% change		2012	2011	% change
Diamond Jo Dubuque	$5,812	$6,121	-5.0%		$11,868	$11,812	0.5%
Margin	33.2%	35.5%	-230	bp	33.8%	34.7%	-90	bp

Diamond Jo Worth	$10,451	$10,148	3.0%		$20,372	$18,839	8.1%
Margin	41.6%	41.4%	+20	bp	41.5%	40.9%	+60	bp

Evangeline Downs	$8,392	$8,232	1.9%		$17,309	$16,810	3.0%
Margin	26.2%	26.2%	0	bp	27.9%	28.0%	-10	bp

Amelia Belle	$4,348	$3,258	33.5%		$8,619	$7,642	12.8%
Margin	33.1%	28.8%	+430	bp	33.1%	30.8%	+230	bp

Kansas Star	$23,013	$–	NA		$49,802	$–	NA
Margin	50.8%	–	NA		52.1%	–	NA

Consolidated Property Adjusted EBITDA (1)	$52,016	$27,759	87.4%		$107,970	$55,103	95.9%
Margin	39.1%	32.9%	+620	bp	40.3%	33.4%	+690	bp

(1)
See “Non-GAAP Financial Measures” for a definition of Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA and more information relating to such non-GAAP financial measures.

Second Quarter 2012 Results

Consolidated net revenues for the second quarter of 2012 were $133.1 million, Consolidated Property Adjusted EBITDA was $52.0 million and Consolidated Adjusted EBITDA was $49.5 million.  For the second quarter of 2011, consolidated net revenues were $84.5 million, Consolidated Property Adjusted EBITDA was $27.8 million and Consolidated Adjusted EBITDA was $25.5 million.

For the second quarter 2012, on a generally accepted accounting principles ("GAAP") basis, the Company reported net income of $17.3 million.  Net loss for the second quarter 2011 on a GAAP basis was $2.1 million.

Six Months Ended June 30, 2012 Results

For the six months ended June 30, 2012, consolidated net revenues were $267.9 million, Consolidated Property Adjusted EBITDA was $108.0 million and Consolidated Adjusted EBITDA was $102.6 million. For the six months ended June 30, 2011, consolidated net revenues were $164.9 million, Consolidated Property Adjusted EBITDA was $55.1 million and Consolidated Adjusted EBITDA was $50.6 million.

On a GAAP basis, for the six months ended June 30, 2012, the Company reported net income of $39.6 million.  Net loss for the six months ended June 30, 2011 on a GAAP basis was $2.2 million.

Property Highlights

Diamond Jo Dubuque

Net revenues at DJL for the second quarter of 2012 were $17.5 million, an increase of $0.3 million from $17.2 million in the second quarter of 2011.  Net revenues for the second quarter of 2012 include casino revenues of $17.7 million and food and beverage and other revenues of $2.3 million, less promotional allowances of $2.5 million.  Adjusted EBITDA at DJL decreased $0.3 million to $5.8 million in the second quarter of 2012 from $6.1 million in the second quarter of 2011.

For the six months ended June 30, 2012, DJL's net revenues were $35.2 million, an increase of $1.2 million from $34.0 million for the prior year.  Adjusted EBITDA at DJL increased $0.1 million to $11.9 million for the six months ended June 30, 2012, from $11.8 million in the prior year.

Diamond Jo Worth

Net revenues at DJW for the second quarter of 2012 were $25.1 million, an increase of $0.6 million from $24.5 million in the second quarter of 2011.  Net revenues for the second quarter of 2012 include casino revenues of $23.6 million, food and beverage revenues of $1.3 million, and other revenues (primarily related to gasoline and merchandise sales at the convenience store located adjacent to the casino) of $2.7 million, less promotional allowances of $2.5 million.  Adjusted EBITDA at DJW increased $0.4 million to $10.5 million in the second quarter of 2012 from $10.1 million in the second quarter of 2011.

For the six months ended June 30, 2012, DJW's net revenues were $49.1 million, an increase of $3.0 million from $46.1 million for the prior year.  Adjusted EBITDA at DJW increased $1.6 million to $20.4 million for the six months ended June 30, 2012, from $18.8 million in the prior year.

Evangeline Downs Racetrack and Casino

Net revenues at EVD for the second quarter of 2012 were $32.0 million, an increase of $0.6 million from $31.4 million in the second quarter of 2011.  Net revenues for the second quarter of 2012 include casino revenues of $25.1 million, racing and off-track betting revenues of $5.2 million, video poker revenues of $1.5 million, and food and beverage and other revenues of $3.3 million, less promotional allowances of $3.1 million. Adjusted EBITDA at EVD increased $0.2 million to $8.4 million in the second quarter of 2012 from $8.2 million in the second quarter of 2011.

For the six months ended June 30, 2012, EVD's net revenues were $62.1 million, an increase of $2.0 million from $60.1 million for the prior year.  Adjusted EBITDA at EVD increased $0.5 million to $17.3 million for the six months ended June 30, 2012, from $16.8 million in the prior year.

Amelia Belle Casino

Net revenues at ABC for the second quarter of 2012 were $13.1 million, an increase of $1.8 million from $11.3 million in the second quarter of 2011.  Net revenues for the second quarter of 2012 include casino revenues of $14.1 million and food and beverage and other revenues of $1.3 million, less promotional allowances of $2.3 million.  Adjusted EBITDA at ABC increased $1.0 million to $4.3 million in the second quarter of 2012 from $3.3 million in the second quarter of 2011.

For the six months ended June 30, 2012, ABC's net revenues were $26.0 million, an increase of $1.2 million from $24.8 million for the prior year.  Adjusted EBITDA at ABC increased $1.0 million to $8.6 million for the six months ended June 30, 2012, from $7.6 million in the prior year.

Kansas Star

Net revenues at KSC for the second quarter of 2012 were $45.3 million, the property’s second full quarter of operations in its interim facility.  Net revenues for the second quarter of 2012 include casino revenues of $46.0 million and food and beverage and other revenues of $1.7 million, less promotional allowances of $2.4 million.  Adjusted EBITDA at KSC for the second quarter 2012 was $23.0 million.

For the six months ended June 30, 2012, KSC’s net revenues and Adjusted EBITDA were $95.5 million and $49.8 million, respectively.

General Corporate

General corporate Adjusted EBITDA was $(2.5) million for the second quarter of 2012 compared to ($2.2) million for the same period in 2011.  For the six months ended June 30, 2012, general corporate Adjusted EBITDA was $(5.3) million compared to $(4.5) million during the prior year.  The increases for the three and six months ended June 30, 2012 is attributable primarily to an increase in payroll and travel related expenses due in part to additional corporate travel to the new Kansas Star property to assist in operations during the opening months of the property.

Liquidity and Capital Resources

The Company ended the second quarter of 2012 with $46.9 million in cash and cash equivalents on hand and $6.1 million in restricted cash. Total debt outstanding was $683.4 million. After taking into account outstanding letters of credit, the Company had $39.2 million available under its $50.0 million revolving credit facility at June 30, 2012.

During the second quarter of 2012, the Company had cash outflows of $21.2 million related to capital expenditures. Of this amount, $18.4 million was related to the Kansas Star development.  The Company had maintenance capital expenditures of approximately $2.8 million in the aggregate, which consisted primarily of slot machines and slot machine conversions at each of the properties.

Conference Call

The Company will not be hosting a second quarter 2012 conference call due to the pending Merger.

About Peninsula Gaming

Peninsula Gaming, through its subsidiaries, owns and operates the following casinos and off-track betting parlors:  the Diamond Jo Casino in Dubuque, Iowa; the Evangeline Downs Racetrack and Casino in St. Landry Parish, Louisiana; four off-track betting parlors in Port Allen, Henderson, Eunice and St. Martinville, Louisiana; the Diamond Jo Casino in Worth County, Iowa; and the Amelia Belle Casino in Amelia, Louisiana.  In addition, through its subsidiary, Peninsula Gaming owns the assets of the Kansas Star Casino, Hotel and Event Center in Mulvane, Kansas (excluding lottery gaming equipment, which is owned by the State of Kansas) and manages the lottery gaming operations on behalf of the State of Kansas, which opened its interim facility on December 20, 2011. The Company was founded in 1999 and is based in Dubuque, Iowa.  The Company is a subsidiary of Peninsula Gaming Partners, LLC.

Non-GAAP Financial Measures

We define EBITDA as earnings before interest, taxes, and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted, as applicable, for pre-opening expense, affiliate management fees, merger-related expenses, loss from equity affiliate, gain or loss on disposal of assets and gain on settlement. We define Consolidated Adjusted EBITDA as the Adjusted EBITDA of the Company on a consolidated basis.  We define Consolidated Property Adjusted EBITDA as the sum of Adjusted EBITDA of each of our gaming properties at EVD, DJW, DJL, ABC and KSC. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are useful measures in evaluating our operating performance because (i) our investors and other interested parties use these measures as a measure of financial performance and debt service capabilities, (ii) our management uses these measures for internal planning purposes, including evaluating aspects of our operating budget, our ability to meet future debt service, and our capital expenditure and working capital requirements, and (iii) management use these measures for determining certain management compensation arrangements. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are more useful for these purposes than EBITDA because their use facilitates measuring operating performance on a more consistent basis by removing the impact of certain items not directly resulting from the operation of our business in the ordinary course.

However, EBITDA, Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are not measures of financial performance under GAAP. Accordingly, the use of these measures should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Consolidated Adjusted EBITDA or Consolidated Property Adjusted EBITDA.

Because Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA exclude some items that affect net income, the use of these measures may vary among companies and may not be comparable to similarly titled measures of other companies.

A reconciliation of Consolidated Property Adjusted EBITDA and Consolidated Adjusted EBITDA to net income on a GAAP basis is provided at the end of this release.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to the Company’s outlook or expectations for earnings, revenues, expenses, depreciation and amortization, asset quality, cash flow measures, local economic conditions, or other future financial or business performance, strategies or expectations. The words “estimate,” “plan,” “project,” “forecast,” “expect,” “intend,” “anticipate,” “believe,” “seek,” “target,” “guidance,” “outlook” and similar expressions are intended to identify forward looking statements. These statements reflect management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, economic trends, timely completion of construction of the Kansas Star, customer behaviors, the availability of financing and overall liquidity.

Future performance cannot be ensured.  Actual results may differ materially from those in the forward looking statements. Some factors that could cause actual results to differ include but are not limited to: general economic conditions, competition, risks associated with new ventures, government regulation, including licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, weather, environmental impacts, disruptions or delays in the construction of the Kansas Star, failure to consummate the Merger, and other risks referenced in our Annual Report on Form 10-K, including in Part I, Item 1A, “Risk Factors”, and from time to time in our other filings with the SEC.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update or revise any forward-looking statements in light of new information or future events. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company is not obligated to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this news release.

Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands)

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
REVENUES:
Casino	$126,539	$76,899	$257,287	$152,467
Racing	5,234	5,491	7,404	7,914
Video poker	1,476	1,421	3,073	2,886
Food and beverage	8,519	6,863	16,998	13,372
Other	4,197	3,748	7,763	7,488
Less promotional allowances	(12,841)	(9,928)	(24,595)	(19,231)
Total net revenues	133,124	84,494	267,930	164,896

EXPENSES:
Casino	50,387	31,220	102,068	62,093
Racing	4,679	4,911	6,962	7,373
Video poker	1,150	1,172	2,340	2,300
Food and beverage	5,463	4,561	10,693	8,660
Other	2,871	2,756	5,044	4,709
Selling, general and administrative	19,045	14,332	38,199	28,477
Depreciation and amortization	10,334	7,142	20,774	14,363
Pre-opening expense	3	1,883	3	2,940
Affiliate management fees	2,348	1,604	4,761	3,144
Merger-related expenses	2,173	-	2,173	-
(Gain) loss on disposal of assets	(18)	43	(37)	77
Total expenses	98,435	69,624	192,980	134,136

INCOME FROM OPERATIONS	34,689	14,870	74,950	30,760

OTHER INCOME (EXPENSE):
Interest income	566	614	1,127	1,214
Interest expense, net of amounts capitalized	(17,988)	(17,554)	(36,399)	(34,136)
Loss from equity affiliate	(16)	(27)	(44)	(64)
Total other expense	(17,438)	(16,967)	(35,316)	(32,986)

NET INCOME (LOSS)	$17,251	$(2,097)	$39,634	$(2,226)

Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The following is a reconciliation of Consolidated Property Adjusted EBITDA and Consolidated Adjusted EBITDA to Net Income (Loss):

	Three Months Ended June 30, (1)		Six Months Ended June 30, (1)
	2012	2011	2012	2011
Diamond Jo Dubuque	$5,812	$6,121	$11,868	$11,812
Diamond Jo Worth	10,451	10,148	20,372	18,839
Evangeline Downs	8,392	8,232	17,309	16,810
Amelia Belle	4,348	3,258	8,619	7,642
Kansas Star	23,013	-	49,802	-
Consolidated Property Adjusted EBITDA (1)	52,016	27,759	107,970	55,103
General Corporate	(2,487)	(2,217)	(5,346)	(4,530)
Consolidated Adjusted EBITDA (1)	49,529	25,542	102,624	50,573
Gain on settlement (2)	-	-	-	711
Depreciation and amortization	(10,334)	(7,142)	(20,774)	(14,363)
Pre-opening expense	(3)	(1,883)	(3)	(2,940)
Affiliate management fees	(2,348)	(1,604)	(4,761)	(3,144)
Merger-related expenses	(2,173)	-	(2,173)	-
Gain (loss) on disposal of assets	18	(43)	37	(77)
Loss from equity affiliate	(16)	(27)	(44)	(64)
Interest income	566	614	1,127	1,214
Interest expense, net of amounts capitalized	(17,988)	(17,554)	(36,399)	(34,136)
Net income (loss)	$17,251	$(2,097)	$39,634	$(2,226)
  __________________

(1)
See “Non-GAAP Financial Measures” for a definition of Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA and more information relating to such non-GAAP financial measures.

(2)
“Gain on settlement” relates to a gain on a financial settlement with the predecessor owner of ABC during the first quarter of 2011 and is included in Other revenues for the six months ended June 30, 2011.

Contact:

Peninsula Gaming, LLC
301 Bell Street
Dubuque, Iowa 52001
Natalie A. Schramm, 563-690-4977